Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated this 6th day of June, 2018 (the “Effective Date”) by and between 100 DOMAIN DRIVE EI, LLC, a Delaware limited liability company, as administrator of the tenancy in common with 100 DOMAIN DRIVE DD, LLC, a Delaware limited liability company (collectively, “Landlord”) and VAPOTHERM, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord’s predecessor in interest, Albany Road-100 Domain LLC, and Tenant entered into that certain Lease Agreement dated as of September 30, 2016, as amended by that certain First Amendment to Lease dated as of September 11, 2017 (collectively, the “Lease”), whereby Tenant leases certain premises consisting of approximately 79,952 rentable square feet of office and research and development space (the “Original Premises”) in the building known as 100 Domain Drive, Exeter, New Hampshire, as more particularly described in the Lease (the “Building”);

WHEREAS, Landlord purchased the Building from Albany Road-100 Domain LLC as of April 3, 2018 and has succeeded to its interests as landlord under the Lease;

WHEREAS, Pursuant to the Lease, Tenant has a right of first offer on certain space located on the second floor of the Building consisting of approximately 3,016 rentable square feet of space, as further shown on the Expansion Premises Plan attached to the First Amendment to Lease (the “Second Floor Premises”);

WHEREAS, by letter dated April 20, 2018 from Tenant to Landlord, Tenant has exercised its right of first offer on the Second Floor Premises;

WHEREAS, Landlord and Tenant desire to amend the Lease to incorporate the Second Floor Premises into the Premises and subject the Second Floor Premises to the provisions of the Lease, as amended by this Amendment; and

WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith all subject to the terms, covenants and conditions hereinafter set forth below.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1.    Second Floor Premises. Effective as of the Effective Date, Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, the Second Floor Premises. As used herein, the term Second Floor Premises shall mean the approximately 3,016 rentable square feet of space located on the second floor of the Building as further set forth on the Expansion Premises Plan attached hereto as Exhibit A. As of the Effective Date, all references to the

“Premises” shall be deemed to include the Original Premises and the Second Floor Premises, for a total of 82,968 rentable square feet. All references to the “Lease” shall mean the Lease as amended by this Amendment.

2.    Rent. Effective as of the Effective Date, Tenant shall commence paying Base Rent and Additional Rent on the Second Floor Premises, which rent shall be in addition to the Base Rent and Additional Rent Tenant is currently paying on the Original Premises pursuant to the Lease. Tenant’s Proportionate Office Share shall be adjusted accordingly to include the Second Floor Premises for purposes of calculating Additional Rent. Tenant shall pay Base Rent on the Second Floor Premises in the same manner as required under the Lease as follows:

Lease Year	Annual Fixed Rental Rate	Annual Fixed Rental	Monthly Fixed Rental
1	$14.25	$42,978.00	$3,581.50
2	$14.61	$44,063.76	$3,671.98
3	$14.97	$45,823.17	$3,818.60
4	$15.35	$46,295.60	$3,857.97
5	$15.73	$47,441.68	$3,953.47
6	$16.12	$48,617.92	$4,051.49
7	$16.53	$49,854.48	$4,154.54

3.    Term. The Term for the Second Floor Premises shall commence as of the Effective Date and be coterminous with the Original Premises, with the First Lease Year being tied to the First Lease Year of the Second Expansion Premises as defined in the First Amendment to Lease.

4.    Second Floor Premises Condition and Tenant Work. Landlord shall deliver and Tenant shall accept the Second Floor Premises in their “as is” condition as of the Effective Date, with all faults and without representation or warranty by Landlord. Tenant shall be allowed to make improvements to the Second Floor Premises as set forth in this paragraph. Tenant shall perform all work necessary to permit Tenant to operate the Second Floor Premises for its intended use and in such a manner that shall not unreasonably interfere with other tenants in the Building (“Tenant’s Work”). Tenant shall not commence any of Tenant’s Work until Tenant has developed with its architect at its sole cost and expense and submitted to Landlord “Space Plans” (in such detail as Landlord shall reasonably require) for such work and Landlord has approved such plans in writing. Landlord acknowledges such Space Plans have been submitted by Tenant and approved by Landlord as of the Effective Date.

Upon execution of this Amendment, Tenant shall thereafter engage its architect at its sole cost and expense to prepare plans and specifications for the build-out of the Second Floor Premises (“Build-Out Plans”), which plans and specifications shall be submitted to Landlord for its reasonable approval. Tenant’s Work shall be performed in accordance with such approved Space Plans and Build-Out Plans and in accordance with the terms and conditions of this Lease and shall be performed by contractor(s) approved by Landlord, which approval shall not be unreasonably withheld or delayed.

Tenant shall commence Tenant’s Work promptly after receipt of Landlord’s approval of Tenant’s Space Plans and Build-Out Plans and shall diligently prosecute the same to completion. Landlord’s approval of Tenant’s Space Plans and Build-Out Plans for Tenant’s Work shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Prior to beginning Tenant’s Work, Tenant shall obtain all necessary permits and, if required by law, obtain appropriate performance and payment bonds covering the labor and materials required to complete Tenant’s Work. Prior to beginning Tenant’s Work, Tenant shall also deliver to Landlord and Landlord’s Mortgagee, at Tenant’s cost, a builder’s risk insurance policy naming Landlord and Landlord’s Mortgagee as additional insureds, as their interests may appear, with the amount and type of coverage being reasonably required by Landlord and Landlord’s Mortgagee and otherwise in compliance with the requirements for insurance set forth in the Lease, together with evidence that the premium for said insurance has been paid in full by Tenant in accordance with the terms of the policy. Tenant covenants and represents that the foregoing work shall be completed in a good and workmanlike manner and in compliance with all applicable legal requirements. Tenant’s Work shall be deemed to be “Substantially Complete” upon delivery by Tenant’s architect of a Certificate of Substantial Completion and the issuance of a certificate of occupancy by the applicable municipal authority.

5.    Tenant Improvement Allowance. Landlord has agreed to provide Tenant with an allowance of $76,525 for the purpose of making improvements to the Second Floor Premises (the “Tenant Allowance”), subject to the provisions set forth herein. Landlord shall reimburse Tenant for the costs actually incurred by Tenant in connection with Tenant’s Work, which costs may include, without limitation, costs in connection with engineering and design, as well as construction-related costs and expenses up to a maximum aggregate amount of the Tenant Allowance. Tenant must submit a reimbursement request for payment of the Tenant Allowance in accordance with the provisions of this Paragraph 5 on or before the date that is twelve (12) months after the Effective Date, and Tenant shall not be entitled to any credit, offset, or payment from Landlord for any portion of Tenant’s Allowance for which Tenant has not properly submitted a draw request in accordance with this Paragraph 5 on or before such date.

Tenant shall promptly pay in full all costs and expenses associated with Tenant’s Work. Upon Substantial Completion of Tenant’s Work, and provided that no Event of Default exists under this Lease, Landlord shall reimburse Tenant the amount requested by Tenant in a single individual written draw request submitted by Tenant to Landlord within thirty (30) days of such request upon satisfaction of all of the following conditions: (a) all Tenant’s Work shall have been completed substantially in accordance with the approved Space Plans and Build-Out Plans; (b) Tenant shall have submitted a detailed written draw request to Landlord itemizing the cost of Tenant’s Work and certifying that all such Tenant Work has been completed in substantially in accordance with the approved Space Plans and Build-Out Plans and specifications therefor and in compliance with all applicable legal requirements; (c) Tenant shall have submitted to Landlord copies of paid invoices related to that portion of Tenant’s Work to be reimbursed together with lien waivers and releases from all material contractors, subcontractors, suppliers and other parties furnishing labor and/or material for such portion of Tenant’s Work; and (d) Tenant has commenced to operate its business at the Premises and delivered to Landlord a final, unconditional Certificate of Occupancy with respect to the Premises duly issued by the Town of Exeter, New Hampshire. Upon completion of Tenant’s Work, Tenant shall deliver to Landlord a

Certificate of Substantial Completion from Tenant’s architect certifying that all Tenant’s Work has been installed and completed substantially in accordance with the approved Space Plans and Build-Out Plans therefor and in compliance with all applicable legal requirements. Tenant shall be responsible for the performance of Tenant’s Work to completion and the payment of any costs and expenses related to Tenant’s Work which exceed the Tenant Allowance.

6.    Use. Tenant intends to use the Second Floor Premises for a private fitness studio that will include group classes. Landlord has conditionally granted Tenant the right to use the Second Floor Premises for such use, provided Tenant complies with the following conditions: (i) Tenant substantially complies with the Space Plans and Build-Out Plans set forth in Section 4 herein, which Build-Out Plans shall incorporate the use of sound attenuation materials so as to avoid unnecessary interference of other tenants in the building; (ii) Tenant will promptly make a schedule of the weekly classes held in the Second Floor Premises available to Landlord upon reasonable request; (iii) without limiting any other provision of this Lease, Tenant shall not cause or permit noise or music to emanate from the Second Floor Premises in such a manner that, in the reasonable opinion of Landlord, interferes with the quiet enjoyment of other tenants within the Building, provided, however, that so long as Tenant incorporates sound attenuation material into the Build-Out Plans and operates the Second Floor Premises in accordance with the Baseline Weekly Plan, Tenant shall be presumed to be in compliance with the foregoing provisions of this Amendment: and (iv) Tenant will at all times refrain from the placement of equipment or installations within the Second Floor Premises that produce vibration within the premises of any other tenant in the Building in excess of Modified Mercalli Intensity Level I (Instrumental). For the purposes of this Section, the term Baseline Weekly Plan shall mean the class schedule utilized by Vapotherm as of the Effective Date, incorporated herein as Exhibit B. Landlord acknowledges such Baseline Weekly Plan was submitted by Tenant and approved by Landlord as of the Effective Date. Notwithstanding the foregoing, if despite the foregoing provisions Landlord determines in its reasonable discretion that the use of the Second Floor Premises is creating a nuisance for other tenants within the Building, Tenant shall reasonably cooperate with Landlord in amending its schedule of weekly classes, including, if applicable, the Baseline Weekly Plan, or taking such other reasonable measures as may be required to address such nuisance to Landlord’s satisfaction.

7.    Brokerage. Landlord and Tenant each represent and warrant to the other that it has dealt with no agents, brokers, finders or other parties entitled to any commission or fee with respect to this Lease or the Premises or the Property. Landlord and Tenant each agree to indemnify and hold the other party harmless from any claim, demand, cost or liability, including, without limitation, attorneys’ fees and expenses, asserted by any such party based upon dealings with that party.

8.    No Other Amendments. In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment. Tenant represents and warrants to Landlord that, solely as of the date of this Amendment, (a) Tenant is not in default under the terms of the Lease, (b) to the best of Tenant’s knowledge, Landlord is not in default under the terms of the Lease; and (c) Landlord has completed all work required under the Lease, if any. As of the date of this Amendment, Tenant further acknowledges that Tenant currently has no defenses, offsets, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease.

9.    Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

10.    Conflicts. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

11.    Execution. The submission of this Amendment shall not constitute an offer, and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. Tenant represents and warrants for itself that all requisite organizational action has been taken in connection with this transaction, and the individual or individuals signing this Amendment on behalf of Tenant represent and warrant that they have been duly authorized to bind the Tenant by their signatures.

12.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Additionally, telecopied or pdf signatures may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or pdf document, are aware that the other party will rely on the telecopied or pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

13.    Modifications. This Amendment shall not be modified except in writing signed by both parties hereto.

14.    Construction. The parties acknowledge and agree that this Amendment was negotiated by all parties, that this Amendment shall be interpreted as if it was drafted jointly by all of the parties, and that neither this Amendment, nor any provision within it, shall be construed against any party or its attorney because it was drafted in whole or in part by any party or its attorney.

15.    Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the state in which the Property is located.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment of Lease as of the date first above written.

LANDLORD:

100 DOMAIN DRIVE EI LLC, a Delaware limited liability company, as tenancy in common administrator

By:	100 Domain Drive EI Managing Member LLC, a Delaware limited liability company

	By:	/s/ Vincent MacNutt
Vincent MacNutt

TENANT:

VAPOTHERM, INC.,

a Delaware corporation

By:	/s/ Anthony Ten Haagen
Name:	Anthony Ten Haagen
Its:	VP Legal

EXHIBIT A

EXPANSION PREMISES PLAN

LIMIT OF WORK
GYM
EXISTING MEN'S
EXISTING WOMEN'S
EXISTING JANITOR
EXISTING CORRIDOR
EXISTING LOBBY
STORAGE
VESTIBULE

① SECOND FLOOR GYM PLAN

LIMIT OF WORK

② SECOND FLOOR GYM REFLECTED CEILING PLAN

CEILING PLAN LEGEND

PLAN NOTES

SECOND FLOOR WORK LOCATION KEY PLAN

PROGRESS PRINT
NOT FOR CONSTRUCTION
APRIL 25, 2018

VAPOTHERM
100 DOMAIN DRIVE

SECOND FLOOR GYM PLAN & REFLECTED CEILING PLAN

UDELSMAN ASSOCIATES
ARCHITECTURE • PLANNING • DESIGN
161 FEDERAL HILL ROAD
HOLLIS, NEW HAMPSHIRE 03049
603-465-6969 FAX 465-6961

A1.2

EXHIBIT B

Baseline Weekly Plan

Monday to Friday:

•	Stalling at 5:15AM or earlier and continuing until 7:30AM

•	Starting at 5:00PM and continuing until 7:00PM or later